Exhibit 99.1

1275 W. Washington St.
Tempe, AZ 85281
(602) 286-5520
www.orthologic.com
Nasdaq: OLGC

FOR FURTHER INFORMATION:
Melanie Friedman (investors)
Stern Investor Relations, Inc.
(212) 362-1200
melanie@sternir.com
ORTHOLOGIC ANNOUNCES MANAGEMENT UPDATE
TEMPE, AZ, April 6, 2006 — OrthoLogic Corp. (NASDAQ: OLGC) today announced the resignation of James M. Pusey, MD as President and CEO. Dr. Pusey has decided to pursue other opportunities.
John M. Holliman, III, a director of OrthoLogic since September 1987 and Chairman of the Board of Directors since August 1997, will assume the title of Executive Chairman and will lead the Company’s business and corporate strategic activities.
Randolph C. Steer, MD, Ph.D. has been named President of OrthoLogic, directing the Company’s strategy and operations in all clinical development and regulatory areas.
Dr. Steer has been an independent pharmaceutical, biotechnology and medical devices consultant since 1989, and has provided consulting services to OrthoLogic since 2002. He has a broad scientific, medical and business background, including extensive experience in pre-clinical, clinical and regulatory affairs, having held key management positions in leading corporations and having served as an advisor to many companies in the United States and abroad. In addition, he serves as an active member of the board of directors of public and private corporations. Dr. Steer has also advised numerous venture capital firms, investment banks and independent investors on the commercial development of drugs, biologics, diagnostics and medical devices. He has served as Associate Director of Medical Affairs at Marion Laboratories; Medical Director at Ciba Consumer Pharmaceuticals (Ciba-Geigy Corporation); Vice President, Senior Vice President and Member of the Executive Committee at Physicians World Communications Group; Chairman, President and Chief Executive Officer of Advanced Therapeutics Communications International, a global drug regulatory group, and Chairman and Chief Executive Officer of Vicus.com, Inc. He is a member of the Board of Directors of several companies, including Techne Corporation and BioCryst Pharmaceuticals. Dr. Steer received his MD degree from the Mayo Medical School and his Ph.D. from the University of Minnesota, where he also completed a residency and subspecialty fellowship in clinical and chemical pathology. He is a Fellow of the American College of Clinical Pharmacology.
About OrthoLogic
OrthoLogic is a biotechnology company committed to developing a pipeline of novel peptides and other molecules aimed at helping patients with under-served conditions. The Company is focused on the development and commercialization of two product platforms: Chrysalin® (TP508) and AZX100.
Chrysalin, the Company’s novel synthetic peptide, is being studied in two lead indications, both of which represent areas of significant unmet medical need — fracture repair and diabetic foot ulcer healing. Based on the Company’s pioneering scientific research of the natural healing cascade, OrthoLogic has become a leading company focused on tissue and bone repair. The Company owns exclusive worldwide rights to Chrysalin.

AZX100 is a novel pre-clinical 24-amino acid peptide, the first of a new class of compounds in the field of smooth muscle relaxation called Intracellular Actin Relaxing Molecules, or ICARMs™. AZX100 is currently being evaluated for medically and commercially significant applications, such as the treatment of vasospasm associated with subarachnoid hemorrhage, the prevention of keloid scarring and the treatment of asthma. OrthoLogic has an exclusive worldwide license to AZX100.
OrthoLogic’s corporate headquarters are in Tempe, Arizona. For more information, please visit the Company’s Web site: www.orthologic.com.
Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our preclinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2005, and other documents we file with the Securities and Exchange Commission.
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Editors’ Note: This press release is also available under the Investors section of the Company’s Web site at: www.orthologic.com.